Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use in this Registration Statement on Form S-1 of Black Stone Minerals, L.P. (the “Registration Statement”) of the name Netherland, Sewell & Associates, Inc., to the references to our report of Black Stone Minerals, L.P.’s proved oil and natural gas reserves estimates and future net revenue as of December 31, 2014, and the inclusion of our corresponding report letter, dated February 12, 2015, in the Registration Statement as Exhibit 99.2. We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr., P.E.
J. Carter Henson, Jr., P.E.
Senior Vice President

Houston, Texas

March 19, 2015